EXHIBIT 10.18

NEITHER THIS NOTE NOR ANY OF THE SECURITIES INTO WHICH THIS NOTE MAY BE CONVERTED ON THE TERMS HEREIN HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF BORROWER AND (I) A REGISTRATION STATEMENT UNDER THE ACT AND REGISTRATION OR QUALIFICATION FOR SALE UNDER APPROPRIATE STATE SECURITIES LAWS SHALL BECOME EFFECTIVE WITH RESPECT THERETO, OR (II) BORROWER RECEIVES AN OPINION OF COUNSEL IN FORM AND FROM COUNSEL ACCEPTABLE TO BORROWER TO THE EFFECT THAT THE PROPOSED TRANSFER DOES NOT VIOLATE ANY PROVISIONS OF STATE OR FEDERAL LAW.  ALL INDEBTEDNESS EVIDENCED HEREBY AND REFERENCED HEREIN IS SUBORDINATED TO THE SENIOR INDEBTEDNESS OWED TO THE SENIOR LENDERS IN ACCORDANCE WITH THE TERMS OF CERTAIN SUBORDINATION AGREEMENTS AMONG THE SENIOR LENDERS, THE INITIAL HOLDER OF THIS NOTE AND THE OTHER PARTIES NAMED THEREIN.

NEXSAN CORPORATION

Amended and Restated 8% Secured Convertible Subordinated Bridge Note

$3,000,000	As of November 2, 2006

THIS AMENDED AND RESTATED 8% SECURED CONVERTIBLE SUBORDINATED BRIDGE NOTE amends and replaces in its entirety that certain 8% Secured Convertible Subordinated Bridge Note dated November 2, 2006, as amended by that certain Allonge dated July 17, 2007 issued to Terrapin Partners LLC and subsequently assigned to an affiliate of Terrapin Partners LLC.

FOR VALUE RECEIVED, the undersigned, NEXSAN CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to TERRAPIN PARTNERS NEXSAN PARTNERSHIP, LP (the “Lender”) the sum of THREE MILLION DOLLARS ($3,000,000), together with interest on the unpaid principal amount hereof at the rate of eight percent (8%) per annum, compounded monthly, and the Premium (as hereinafter defined), if applicable, on the Maturity Date (as hereinafter defined) or earlier upon the occurrence and during the continuance of an Event of Default as hereinafter provided, subject, however, to the exercise of the Lender’s right to convert this Note into certain equity securities of the Borrower as hereinafter provided.  Interest shall be computed on the basis of a 360-day year, composed of twelve 30-day months, and the actual number of days elapsed.  If Borrower fails to pay the outstanding principal balance of, and all accrued unpaid interest owed on, this Note when due, whether at maturity, by acceleration or otherwise, then the interest rate on this Note shall increase, effective as of the Maturity Date or upon acceleration as provided below, to 18% per annum, compounded monthly until paid in full. All payments hereunder shall be made in immediately available funds in lawful currency of the United States of America, without offset, deduction, or counterclaim of any kind.

1.  Defined Terms.  Capitalized terms used in this Note that are not otherwise defined herein shall be defined as follows:

“Common Stock” means the Common Stock of the Borrower.

“Conversion Securities” means the equity securities into which this Note is convertible under the terms of this Note, which will be (i) Series A Preferred Stock in the event of conversion in connection with a Disposition Transaction or in accordance with Section 9 of this Note, (ii) either Common Stock or Other Equity Securities in the event of conversion in connection with a Financing other than an IPO (as hereinafter defined), or (iii) Common Stock in the event of conversion in connection with an IPO.

“Disposition Transaction” means the date of the closing of a sale to a third party of (i) all or substantially all of the assets of Borrower or (ii) any sale of equity of Borrower, consolidation, merger or other transaction or series of related transactions (but excluding an IPO) pursuant to which the holders of outstanding voting securities of the Borrower immediately prior to such transaction or transactions fail to hold equity securities representing a majority of the voting power or equity ownership of Borrower or the surviving entity immediately following such transaction or transactions.

“Equity” has the meaning set forth in the definition of Financing.

“Financing” means the issuance of Common Stock or Other Equity Securities (collectively, “Equity”) in a Threshold Round. For purposes of this definition, the term “Threshold Round” means the first Equity financing that occurs after the date of issuance of this Note whereby the aggregate gross proceeds of such Equity financing, when added to the gross proceeds of all other Equity financings by the Borrower that shall have been consummated after the date of issuance of this Note and prior to such Threshold Round, shall equal or exceed Twenty Million ($20,000,000) Dollars. Without limiting the foregoing, a Threshold Round shall include an underwritten public offering by the Borrower of Common Stock otherwise meeting the definition of Threshold Round.

“Initial Bridge Lenders” has the meaning set forth in Section 4.

“Initial Bridge Notes” has the meaning set forth in Section 4.

“IPO” means the first underwritten public offering for the account of the Borrower pursuant to a registration statement filed on Form S-1 (or its successor form) under the Securities Act of 1933, as amended, which results in: (i) aggregate proceeds (inclusive of underwriter discounts and commissions) to the Borrower of not less than $30,000,000; and (ii) a per share price in the offering based upon a pre-money equity valuation of the Borrower of not less than $130,000,000.

“Net Proceeds” means, in connection with a Disposition Transaction, the net proceeds available for distribution to holders of the Borrower’s outstanding equity securities (on a fully-diluted, as-converted basis except as provided in clause (i) immediately following) upon consummation of such Disposition Transaction (i) assuming no conversion of this Note or the Initial Bridge Notes to the extent then outstanding and (ii) after payment of or provision for (w) the repayment of the outstanding principal balance, and all accrued and unpaid interest, premium and fees, if any, in respect of all debt of the Borrower for borrowed money, including but not limited to this Note and the Initial Bridge Notes, (x) investment banking, legal, accounting and other professional fees and expenses relating to the Disposition Transaction, (y) the Series A Preference Amount (as defined in the Borrower’s certificate of incorporation, as amended from time to time) and (z) change of control, retention or similar bonuses payable to employees of the Borrower.

“Note” means this Amended and Restated 8% Secured Convertible Subordinated Bridge Note.

“Other Equity Securities” means Preferred Stock or other equity or debt securities of the Borrower convertible into shares of Common Stock.

“Premium” means, as the context may require, the Disposition Premium payable as provided in Section 7(a), the Financing Premium payable as provided in Section 8(a), or the Default Premium payable as provided in Section 12.

“Series A Preferred Stock” means the Series A Preferred Stock of the Borrower.

“Threshold Round” has the meaning set forth in the definition of Financing.

2.  Waiver of Preemptive Rights.  The Borrower represents and warrants that it has obtained from holders of the required number of shares of its Series A Preferred Stock and other securities of any preemptive rights pursuant to the Certificate of Incorporation, as amended, of the Borrower or by the terms of any stockholders or other agreement duly executed waivers of any right of existing stockholders of the Borrower to purchase their respective pro rata portion of the Notes.

3.  Secured Note.  The Borrower hereby pledges and grants a security interest in all of Borrower’s assets pursuant to the Amended and Restated Subordinated Security Agreement, dated as of the date hereof, by and between the Borrower, the Lender, the Initial Bridge Lenders and the Collateral Agent, in the form of Exhibit A attached hereto.

4.  Subordination.  This Note and the rights of the Lender in the Collateral (as defined in the Security Agreement) are subordinate and subject in the right of repayment to the prior payment in full of all of the present and future indebtedness, claims, debts, liabilities or other obligations of the Borrower or Nexsan Technologies Incorporated (“NTI”), a subsidiary of the Borrower (“Senior Indebtedness”), owing to (i) Comerica Bank (“Comerica”), the current outstanding principal amount of which is not greater than $3,000,000 (the “Comerica Loan Amount”) (but subject to limits based on the Company’s accounts receivables), and (ii) the holders of up to $150,000 aggregate principal amount of purchase money indebtedness (“Permitted PMI”) secured by liens on equipment acquired or held by NTI in the ordinary course of business from time to time (collectively, the “Senior Lenders”), and shall rank pari passu with the indebtedness of the Borrower under those certain 8% Convertible Secured Promissory Notes, dated January 27, 2006 and August 8, 2006, in the aggregate principal amount of Nine Thousand Six Hundred Seventy Two Dollars and Twenty Two Cents (US $9,672.22) and having a maturity date of August 10, 2010 (the “Initial Bridge Notes”) . Except for the Comerica Loan Amount and Permitted PMI, Borrower agrees not to incur any additional Senior Indebtedness or any Indebtedness pari passu to this Note until this Note is paid in full.  The holders of the Initial Bridge Notes are referred to herein as the “Initial Bridge Lenders”).  The Lender represents and warrants to Borrower that it has heretofore delivered true and correct copies of the subordination agreements between the Lender and Comerica (collectively, the “Subordination Agreement”).

5.  Maturity Date.  As used herein, “Maturity Date” means the first to occur of (i) November 15, 2009, (ii) the date Borrower consummates a Financing, or (iii) the date Borrower consummates a Disposition Transaction

6.  Prepayment.  This Note may not be prepaid other than upon consummation of a Financing or Disposition Transaction.

7.  Disposition Transaction.

(a)  Disposition Transaction.  Upon consummation of a Disposition Transaction, subject to Section 7(b), all of the unpaid principal plus all accrued and unpaid interest on this Note, shall be immediately due and payable upon the closing of such Disposition Transaction, together with a premium (the “Disposition Premium”), payable in cash upon the closing of the Disposition Transaction, in an amount equal to fifty percent (50%) of the original principal amount of this Note.

(b)  Conversion of Note into Series A Preferred Stock.  Notwithstanding Section 7(a), in lieu of repayment of this Note under Section 7(a), the Lender may elect to convert the unpaid principal plus all accrued and unpaid interest on this Note into shares of Borrower’s Series A Preferred Stock at a conversion price per share equal to the lesser of (x) $0.45 or (y) 66-2/3% of the Net Proceeds per share payable to the holders of securities of the Borrower in connection with such Disposition Transaction (“Disposition Conversion Right”) in accordance with Section 7(c).

(c)  Procedures for Conversion of Series A Preferred Stock in Event of Disposition.  Not later than 10 business days prior to the scheduled closing date of a proposed Disposition Transaction, the Borrower will notify the Lender in writing of the material terms of the Disposition Transaction (a “Disposition Notice”).  The Disposition Notice shall include the Borrower’s good faith estimate of (i) the Net Proceeds resulting from the Disposition Transaction and (ii) the amounts per share that would be distributable to holders of Conversion Securities if all of the Borrower’s convertible securities were converted into the applicable Conversion Securities. If the Lender desires to exercise its Disposition Conversion Right, then the Lender shall deliver to the Borrower at its principal office, within 10 business days after receipt of the Disposition Notice, written notice (a “Conversion Notice”) of its election to exercise its Disposition Conversion Right, together with this Note.  Not later than two business days prior to the scheduled closing date of such Disposition Transaction, Borrower shall notify the Lender of any adjustments to the estimated amount per share that would be distributable to the holders of the Borrower’s equity securities after the conversion of all of the Borrower’s convertible securities and the exercise of all outstanding warrants and options in accordance with the Conversion Notices (and other notices of an intention to exercise options, warrants or other conversion rights) received by the Borrower, and Lender shall have the right to withdraw its Conversion Notice on written notice (a “Withdrawal Notice”) to Borrower delivered not later than one business day prior to the closing date of the Disposition Transaction. Borrower shall, as soon as practicable after consummation of the Disposition Transaction, provided the Lender shall have timely delivered (and not thereafter withdrawn) a Conversion Notice and surrendered this Note as aforesaid, issue and deliver to the Lender a certificate or certificates for the number of shares of Series A Preferred Stock to which the Lender shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities law in the opinion of counsel to the Borrower).  Any conversion of this Note under this Section 7 shall be deemed to have been made immediately prior to the closing of such Disposition Transaction, and on and after such closing the Lender shall be treated for all purposes as the record holder of such shares of Series A Preferred Stock.  By electing to exercise its Disposition Conversion Right, the Lender agrees to execute and become a party to all of the agreements entered into by the other holders of shares of Series A Preferred Stock in connection with such Disposition Transaction and to promptly take such actions as are reasonably requested by the Borrower in order to effect the Disposition Transaction, including without limitation, executing any required consents approving the Disposition Transaction.  The Series A Preferred Stock received by the Lender in the conversion shall be subject to the same benefits and burdens as are all other shares of Series A Preferred Stock, and the Lender shall become a party to all of the agreements that have been entered into by the other holders of shares of Series A Preferred Stock, with the same rights and obligations of such stockholders.

(d)  Reservation of Stock Issuable Upon Conversion.  The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Series A Preferred Stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Series A Preferred Stock (including any Common Stock into which shares of the Series A Preferred Stock are convertible, if applicable) as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Series A Preferred Stock (or Common Stock into which such Series A Preferred Stock may be convertible) shall not be sufficient to effect the conversion of all amounts owing under this Note, in addition to such other remedies as shall be available to the Lender, the Borrower will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A Preferred Stock (and/or Common Stock) to such number of shares as shall be sufficient for such purposes.

8.  Financing Transaction.

(a)  Conversion of Note in event of Financing.  Upon consummation of a Financing, all of the unpaid principal of this Note, all accrued and unpaid interest on this Note and a premium (the “Financing Premium”) equal to 25% of the original principal amount of this Note shall be immediately due and payable upon closing of such Financing; provided, however, that if a Financing involves the issuance and sale of equity or equity-linked securities of the Borrower,  the unpaid principal and all accrued and unpaid interest on this Note may be converted, at the option of the Lender, into fully paid and non-assessable (A) shares of Common Stock in the event shares of Common Stock are issued in such Financing or (B) Other Equity Securities of the same class and series (if applicable) that are issued by the Borrower in such Financing in the event shares of Other Equity Securities are issued in such Financing, in all such cases at a price per share equal to 66-2/3% of the lowest per share purchase price paid by an unaffiliated third party in such Financing (“Financing Conversion Right”).

(b)  Conversion Procedure for Conversion Securities in the Event of a Financing.  Not later than 10 business days prior to the scheduled closing date of a proposed Financing, the Borrower will notify the Lender in writing of the amount, price and material terms of the Conversion Securities into which this Note is convertible.  If the Lender desires to exercise its Financing Conversion Right, then the Lender shall provide written notice to the Borrower within 10 business days of receipt of the notice of Financing from the Borrower.  The Lender shall surrender this Note to the Borrower in accordance with the Borrower’s instructions and take such other actions as are requested by the Borrower in order to effect the Financing.  In the event of any conversion of this Note which is made in conjunction with the issuance and sale of Conversion Securities to other investors, such conversion shall be deemed to have been made immediately prior to the closing of such issuance and sale, and on and after such closing the Lender shall be treated for all purposes as the record holder of such shares and as a purchaser of such shares under the applicable agreements, instruments or documents governing the issuance and sale of such Conversion Securities (the “Equity Documents”) and shall be bound by the terms of such Equity Documents.  The Conversion Securities received by the Lender in the conversion shall be subject to the same benefits and burdens as are the shares of the securities purchased at such closing, and the Lender shall become a party to the Equity Documents and any and all other agreements entered into at or in connection with such closing by the investor(s) at such closing, with the same rights and obligations as such investor(s).  Upon receipt of this Note and upon the Lender executing the Equity Documents and taking such actions as are reasonably requested by the Borrower in order to effect the Financing, the Borrower will issue and deliver to the Lender a certificate or certificates for the number of shares of Conversion Securities to which the Lender shall be entitled upon such conversion (bearing such legends as are required by the Equity Documents) and applicable state and federal securities law in the opinion of counsel to the Borrower).

9. Other Conversion Rights. In addition to all other conversion rights set forth in this Note, Holder is entitled at its option, at any time and from time to time on and after the date hereof and prior to the Maturity Date, to convert a minimum of $500,000 and up to all of the principal amount hereof and all accrued and unpaid interest, into shares of Series A Preferred Stock at a conversion price per share of $0.45, by delivery of this Note accompanied by written notice that the Holder elects to convert this Note, at the office of the Company in Thousand Oaks, California.   If such conversion would result in the issuance of fractional shares of Series A Preferred  Stock, the number of shares of Series A Preferred Stock issued upon conversion shall be rounded up to the nearest whole number.

10. Rights Upon Conversion. Lender shall not have any rights of a stockholder of the Borrower, either at law or in equity, except upon conversion of this Note.

11. Adjustments. In the event that the Borrower shall, at any time, change or divide or otherwise reclassify its Common Stock or Series A Preferred Stock into the same or a different number of shares, with or without par value, or into shares of any class or classes, then, upon the conversion of this Note, the Lender shall receive, in addition to or in substitution for the shares of Common Stock or Series A Preferred Stock to which it would otherwise be entitled upon conversion, such additional (or lesser) number of shares of stock or scrip of the Borrower, or such reclassified shares of stock of the Borrower, which it would have been entitled to receive had it converted this Note, prior to the happening of any of the foregoing events.  In the event this Note is converted into Common Stock in connection with an IPO, Lender shall receive the same number of shares of Common Stock which it would have been entitled to receive had it first converted this Note into Series A Preferred Stock immediately prior to the IPO.  Any adjustment pursuant to this Section 11 shall be binding on the Lender if made in good faith by the Board of Directors of Borrower.

12. Remedies on Default.  If Borrower fails to pay (i) the outstanding principal balance of and all accrued and unpaid interest on this Notes on the Maturity Date or (ii) any payment of the principal of or interest on any indebtedness of Borrower for borrowed money as and when due, which default in the case of (ii) remains uncured or unwaived for 30 days or more, then and in such event the Lender, subject to the terms of any Subordination Agreement to which the Lender is party, may, upon written notice to Borrower, accelerate the Notes held by it and enforce its rights and remedies under the Note in which event the Lender will be entitled to receive, in addition to the principal amount and accrued and unpaid interest on such Notes, a premium (the “Default Premium”) equal to 10% of the original principal amount of the Notes held by the Lender with interest thereon at a rate per annum equal to 18% from and after and during the continuance of such default. The foregoing rights shall be in addition to and not in limitation of the right of the Lender to convert this Note in accordance with the provisions hereof.

13.  Fractional Shares.  No fractional shares of the Conversion Securities or Series A Preferred Stock shall be issued upon conversion of this Note.  In lieu of the Borrower issuing any fractional shares to the Lender upon the conversion of this Note, the Borrower shall pay to the Lender in cash the amount owing under this Note that is not so converted.

14.  Events of Default.  The Borrower shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(a)  the Borrower’s failure to pay any payment of principal or interest on the Maturity Date;

(b)  default by the Borrower in the performance of any other obligation, covenant, term or provision contained in this Note, and such default shall continue uncured for a period of 30 days or more after the earlier to occur of (i) the Borrower receiving written notice of such default by the Lender or (ii) the discovery by the Borrower of such default;

(c)  the Borrower’s failure to pay any payment of principal of or interest on any indebtedness of the Borrower for borrowed money, as and when due, which default remains uncured for 30 days or more;

(d)  default by the Borrower in the performance of any other obligation, covenant, term or provision contained in any note or other instrument evidencing indebtedness for borrowed money or any agreement pursuant to which such indebtedness was incurred by the Borrower, and such default shall continue uncured for a period of 30 days or more after the earlier to occur of (i) the Borrower receiving written notice of such default by the Lender or (ii) the discovery by the Borrower of such default;

(e)  any warranty, representation, financial statement or other information furnished to the Lender by or on behalf of the Borrower in connection with this Note or to induce the Lender to make a loan to the Borrower proves to have been false in any material respect when made or furnished; or

(f)  the Borrower’s dissolution, termination of existence or insolvency; the appointment of a receiver of all or any part of the property of the Borrower; an assignment for the benefit of creditors by the Borrower; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Borrower or any guarantor, surety or endorser for the Borrower which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more.

Upon the occurrence and during the continuance of an Event of Default, the entire unpaid principal balance of this Note and all accrued interest on such unpaid principal balance shall immediately be due and payable at the option of the Lender.

15.  Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

(a)  The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.  The Borrower is duly qualified and authorized to do business, and is in good standing as a foreign corporation in every jurisdiction where, due to the nature of its activities and of its properties (both owned and leased), the failure to so qualify would have a material adverse effect on the Borrower.

(b)  All action on the part of the Borrower and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note and the performance of all the Borrower’s obligations hereunder has been taken or, or in the case of the issuance of equity securities of the Borrower upon conversion of this Note, will be taken prior to such issuance. This Note is a valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms.

(c)  All shares of the equity securities of the Borrower to be issued upon conversion of this Note when issued, sold and delivered in accordance with the terms of this Note will be duly and validly issued, fully paid and nonassessable and will be free of any taxes, liens, charges or encumbrances (other than those which the Borrower shall promptly pay or discharge).

(d)  The terms of the Series A Preferred Stock as set forth in the Borrower’s certificate of incorporation do not include any provision for  mandatory redemption thereof by Borrower.

16.  Release.  Upon conversion of this Note (and payment to the Lender of any cash owing pursuant to Section 15 of this Note) or payment of all principal of and interest on this Note, the Borrower shall be forever released from all its obligations and liabilities under this Note. The Lender shall forthwith release any and all security interests held by it in the Borrower or any of its assets and shall execute and deliver such documents as the Borrower may reasonably request, including UCC-3 termination statements, to evidence such release.

17.  Notices.  Any notices, demand, request or other communication which either party hereto may be required or desire to give hereunder shall be in writing and shall be hand delivered or sent by a reputable overnight courier service, addressed as set forth below, and shall be effective upon actual receipt as verified by written acknowledgment of delivery.

If to the Borrower:

Nexsan Corporation
55 St. Charles Drive, Suite 202
Thousand Oaks, CA  91360
Attention: Chief Executive Officer

with a copy to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Denise M. Tormey, Esq.

If to the Lender:

Terrapin Partners Nexsan Partnership
c/o Terrapin Partners LLC
540 Madison Avenue, 17th floor
New York, NY 10022
Attention:  Managing Partner Private Equity

with a copy to:

Jason Weiss

18.  Severability.  If any provision of this Note is held by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

19.  Compliance with Securities Laws.  The Lender by acceptance of this Note represents and acknowledges that:

(a)  This Note is being, and (if the Lender elects to convert) the equity securities of the Borrower issued upon conversion of this Note (collectively, the “Stock”), will be, acquired by the Lender for the Lender’s own account without the participation of any other person, with the intent of holding this Note and the Stock for investment, and without the intent of participating directly or indirectly, in a distribution of this Note or the Stock and not with a view to, or for resale in connection with, any distribution of this Note or the Stock;

(b)  The Lender is able to bear the economic risks of the investment in this Note and the Stock, including the risk of complete loss of the investment;

(c)  This Note and the Stock will be issued and sold to the Lender without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the Securities Act of 1933, as amended (the “1933 Act”), provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

(d)  The Lender has had the opportunity to ask questions of and receive answers from the Borrower and any person acting on its behalf and to obtain all material information reasonably available with respect to the Borrower and its affairs; and

(e) (i) The Lender is an Accredited Investor (as that term is defined in Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act); (ii) the Lender has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment contemplated to be made hereunder; and (iii) the Lender understands that such investment bears a high degree of risk and could result in a total loss of the Lender’s investment.

20.  Waivers.  The Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.  No extension of time for payment of any amount due hereunder and no alteration, amendment or waiver of any provision of this Note made by agreement between the Lender and any other person or party shall release, discharge, modify, change or affect the liability of the Borrower under this Note.

21.  Usury Savings Provision.  This Note is subject to the express condition that at no time shall the Borrower be obligated or required to pay interest at a rate which could subject the Lender to either civil or criminal liability, or which could adversely affect the rights of the Lender hereunder, as a result of such rate being in excess of the maximum rate which Borrower is permitted by law to contract or agree to pay.  If by the terms of this Note or any other instrument, the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate, interest payable hereunder shall be computed (or recomputed) at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied to payment of principal hereunder.

22.  Prohibition on Transfer; Binding Effect.   Neither the Lender nor the Borrower shall, without the prior written consent of the other party, assign or transfer any right, interest, or obligation under this Note to any other party; provided, however, that this Note may be transferred by the Lender to any person that, with respect to the Lender, is controlling, controlled by or commonly controlled.  This Note shall inure to the benefit of, and be binding upon and enforceable by, the successors, permitted assigns and permitted transferees of the parties hereto.

23.  Governing Law.  This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York (without regard to principles of conflicts of law).

24.  Costs and Expenses. The Borrower promises to pay to the Lender on demand by the Lender all costs and expenses incurred by the Lender in connection with the collection and enforcement of this Note or any portion hereof, including, without limitation, all court costs, whether or not suit is filed hereon, whether in connection with bankruptcy, insolvency or appeal, or whether collection is made against the Borrower.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Note has been duly executed by the Borrower as of this 26th day of March 2008.

NEXSAN CORPORATION

By:	/s/ Philip Black
Philip Black, Chief Executive Officer

LENDER:

Acknowledged and agreed to as of
the date first above written:

TERRAPIN PARTNERS NEXSAN PARTNERSHIP LP

   By: Terrapin Partners, LLC, Managing Partner

By:	/s/ Jason Weiss
Name: Jason Weiss
Title: Managing Partner